EXHIBIT 21

SUBSIDIARIES
OF

MONSTER BEVERAGE CORPORATION

Entity Name	Jurisdiction
Monster Energy Company	Delaware
Hansen Beverage Company	Delaware
Monster LDA Company	Delaware
Hansen Junior Juice Company	Delaware
Blue Sky Natural Beverage Co.	Delaware
Monster Energy Europe Limited	United Kingdom
Monster Energy Limited	Ireland
Monster Energy Au Pty Limited	Australia
Fastest, LLC	Delaware
HBC Corona Summit, LLC	California
Hansen PRE, LLC	Delaware
Monster Energy Canada Ltd.	Canada
Monster Racing, Inc.	Delaware
Monster Energy Brasil Comércio de Bebidas Ltda	Brazil
Monster Energy Mexico, S. de R.L. de C.V	Mexico
ME Management Services, S. de R.L. de C. V.	Mexico
Monster Energy France SAS	France
Monster Energy Austria GmbH	Austria
Monster Energy Colombia SAS	Colombia
Monster Energy Hong Kong Limited	Hong Kong
Monster Energy Beverage Company of South Africa (Proprietary) Limited	South Africa
Monster Energy Ukraine LLC	Ukraine
Monster Energy Beverage Company Peru, S.R.L	Peru
Monster Energy Bebidas Ecuador Cia. Ltda	Ecuador
Monster Energy Argentina S.A.	Argentina
Peace Tea Beverage Company	Delaware
Worx Energy Works	California
Vidration Beverage Company	Delaware
Monster Beverage Company	Connecticut
Hansen Natural Corporation	Delaware
Monster Energy Singapore Pte. Ltd.	Singapore
Monster Energy Korea, Ltd.	Korea, South
Monster Energy Japan Godo Kaisha	Japan
Monster Energy Company –Chile-Limitada	Chile
Monster Energy Switzerland Holding GmbH	Switzerland
Monster Energy Rus LLC	Russia
Monster Energy Vietnam Company Ltd.	Vietnam
Monster Energy India Private Limited	India
Monster Energy PRC Holdings (HK) Limited	Hong Kong
Monster Energy Company (Taiwan)	Taiwan
Monster İçecek Ticaret Limited Şirketi	Turkey
Monster Energy Nigeria Limited	Nigeria
Monster Energy SER doo Beograd-Vracar	Serbia
Limited Liability Company M Energy Rus	Russia